Exhibit 99.1

Hilco Streambank Seeks Offers to Acquire Patent Portfolio of Biopharmaceutical Company Oncorus

Bids due July 7, 2023

New York, New York, June 26, 2023: Hilco Streambank (www.HilcoStreambank.com), a leading intellectual property advisory firm specializing in the valuation and monetization of intangible assets, announced that it is seeking offers to acquire the intangible and related assets of biopharmaceutical company Oncorus, which has developed and patented pre-clinical self-amplifying RNA technology for cancer.

Bids to acquire the assets are due by July 7, 2023.

Oncorus’ asset portfolio covers three technology platforms: The LNP platform employs lipid nanoparticle technology as a delivery system for various potential genetic cargos; the RNA platform, including lead product candidate ONCR-021, involves encapsulating genomes of RNA viruses within a lipid nanoparticle, creating a selectively self-amplifying RNA immunotherapy that is intended to be administered intravenously; and the HSV platform utilizes a microRNA attenuated herpes simplex virus as a delivery system for immunomodulatory payloads designed to target and kill cancer cells.

Hilco Streambank Senior Vice President and head of patent advisory, Karl Maersch, noted, “the company’s technology, including cutting-edge delivery platforms and novel RNA modalities, provides a unique value proposition to a strategic buyer, including not just a significant relief from royalties of licensing adjacent RNA delivery system technologies, but also a starting place from which to accelerate costly R&D efforts.” Maersch continued, “Oncorus’ state-of-the-art platforms enable multiple potential RNA cargos, providing potentially wide-ranging advantages and opportunities for scientific research, discovery, and commercialization.”

Interested parties have the option to acquire any or all of Oncorus’ three technology platforms, each of which are protected by internationally registered patents and pending applications.

Interested parties can click here to learn more. Interested parties may also contact Hilco Streambank directly using the contact information provided below.

Gabe Fried CEO gfried@hilcoglobal.com 617.458.9355	Karl Maersch SVP kmaersch@hilcoglobal.com 440.468.9130

Richelle Kalnit SVP rkalnit@hilcoglobal.com 917.328.7030	Stella Silverstein Analyst ssilverstein@hilcoglobal.com 646.651.1953

About Hilco Streambank: Hilco Streambank is a market leading advisory firm specializing in intellectual property disposition and valuation. Having completed numerous transactions including sales in publicly reported Chapter 7 and 11 bankruptcy cases, private transactions, and online sales through IPv4.Global, Hilco Streambank has established itself as the premier intermediary in the consumer brand, internet, and telecom communities. Hilco Streambank is part of Northbrook, Illinois based Hilco Global, the world’s leading authority on maximizing the value of business assets by delivering valuation, monetization and advisory solutions to an international marketplace. Hilco Global operates more than twenty specialized business units offering services that include asset valuation and appraisal, retail and industrial inventory acquisition and disposition, real estate and strategic capital equity investments.

For media and Press:

Gary C. Epstein

EVP, Chief Marketing Officer

Hilco Global

gepstein@hilcoglobal.com

847.418.2712